Exhibit 99.1

Yelp announces resignation of Max Levchin from Board of Directors

SAN FRANCISCO, July 28, 2015 /PRNewswire/ -- Yelp Inc. (NYSE: YELP), the company that connects consumers with great local businesses, today announced that Max Levchin has resigned as Chairman and Director to pursue other interests, effective immediately.

"We thank Max for all his contributions to Yelp since its founding in 2004 when he provided the seed capital to start the company," said Jeremy Stoppelman, Yelp's chief executive officer. "Max saw Yelp grow from just an idea in my head to a company worth billions of dollars with Yelpers around the world. We have mutually agreed this is the right time for him to step down given the demands on his time. I am grateful for his contributions to Yelp's success and wish him all the best going forward."

"I am extremely proud of what Yelp has accomplished over the last 11 years and believe I leave it well-positioned to take advantage of the large local advertising market," said Max Levchin. "I spoke with Jeremy and felt now is the right time to transition off the board. I'm confident that Yelp is prepared to continue its success as I increase my focus on my CEO responsibilities at Affirm, along with other demands on my time."

The Board has not yet appointed a new Chairman but plans to consider the issue at the next Board meeting in September.

About Yelp
Yelp Inc. (http://www.yelp.com) connects people with great local businesses. Yelp was founded in San Francisco in July 2004. Since then, Yelp communities have taken hold in major metros across 31 countries. Approximately 83 million unique visitors visited Yelp via their mobile device1, including 18 million unique devices accessing the Yelp app2, and approximately 79 million unique visitors visited Yelp via a desktop computer3 on a monthly average basis during the second quarter of 2015. By the end of the same quarter, Yelpers had written approximately 83 million rich, local reviews, making Yelp the leading local guide for real word-of-mouth on everything from boutiques and mechanics to restaurants and dentists.

1 Calculated as the number of "users," as measured by Google Analytics, accessing Yelp via mobile web plus unique devices accessing the app, each on a monthly average basis over a given three-month period.
2 Calculated as the number of unique devices accessing the app on a monthly average basis over a given three-month period, according to internal Yelp logs.
3 Calculated as the number of "users," as measured by Google Analytics, accessing Yelp via desktop computer, each on a monthly average basis over a given three-month period.

Forward-Looking Statements
This press release contains forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries that are based on Yelp's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding Yelp's ability to take advantage of the large local advertising market, and preparations for future success. Yelp's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: Yelp's short operating history in an evolving industry; Yelp's ability to generate sufficient revenue to maintain profitability, particularly in light of its significant ongoing sales and marketing expenses; Yelp's ability to successfully manage acquisitions of new businesses, solutions or technologies, such as Eat24, and to integrate those businesses, solutions or technologies; the impact of Yelp phasing out its brand advertising products by the end of 2015; Yelp's ability to attract, retain and motivate well-qualified employees, particularly in sales and marketing; Yelp's reliance on traffic to its website from search engines like Google and Bing; Yelp's ability to generate and maintain sufficient high quality content from its users; maintaining a strong brand and managing negative publicity that may arise; maintaining and expanding Yelp's base of advertisers; changes in political, business and economic conditions, including any European or general economic downturn or crisis and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; Yelp's ability to deal with the increasingly competitive local search environment; Yelp's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; the competitive and regulatory environment while Yelp continues to expand geographically and introduce new products and as new laws and regulations related to Internet companies come into effect; Yelp's ability to timely upgrade and develop its systems, infrastructure and customer service capabilities. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

Investor Relations Contact Information
Wendy Lim, Allie Dalglish
(415) 635-2412
ir@yelp.com

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